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                                                                   EXHIBIT 99.02

FOR IMMEDIATE RELEASE

CONTACT INFORMATION:

Svend-Olav Carlsen
Chief Financial Officer
408 919-3000

Investor Relations
Kristine Mozes
781-652-8875
kristine@mozescommunications.com

               TRANSMETA CORPORATION PRICES COMMON STOCK OFFERING

SANTA CLARA, CALIFORNIA, December 18, 2003 - Transmeta Corporation (Nasdaq:
TMTA) announced today that it has priced the offering of 25,000,000 shares of its common stock at a price to the public of $2.90 per share. Transmeta also granted to the underwriters an option to purchase an additional 3,750,000 shares to cover over-allotments of shares, if any. The shares were offered in a public offering under the shelf S-3 registration statement that was filed by Transmeta with the Securities and Exchange Commission (the "SEC") and declared effective on July 29, 2003 by the SEC. All shares were offered by Transmeta. The offering is scheduled to close on December 23, 2003.

Needham & Company, Inc., A.G. Edwards & Sons, Inc. and U.S. Bancorp Piper Jaffray Inc. acted as managing underwriters for the offering.

Transmeta designs, develops and sells highly efficient x86-compatible software-based microprocessors. Transmeta believes that its microprocessors deliver a compelling balance of low power consumption, high performance, low cost and small size.

The registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The final prospectus supplement and accompanying prospectus relating to the offering may be obtained from Needham & Company, Inc., 445 Park Avenue, New York City, New York 10022.